Exhibit (h) (iv)

AMENDMENT

To Transfer Agency and Service Agreement

Between

American Select Funds

And

State Street Bank and Trust Company

This Amendment is made as of this 26th day of March 2004 between American Select Funds (n/k/a, American AAdvantage Select Funds) (the “Fund”) and State Street Bank and Trust Company (the “Bank”). In accordance with Article 2 (Fees and Expenses), Article 15 (Additional Funds), and Article 17 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated December 31, 1999 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Name Change. The parties hereby amend the Agreement to reflect the name change of American Select Funds to American AAdvantage Select Funds and in each instance in the Agreement where the words “American Select Funds” appear shall now be deemed to be “American AAdvantage Select Funds”;

2. Schedule A. The Schedule A, dated December 31, 1999, attached to the Agreement is replaced and superseded with a new Schedule A attached hereto and dated March 1, 2004;

3. Schedule 2.1. The Fee Schedule attached to the Agreement is hereby replaced and superceded by Schedule 2.1 (Fees) dated March 1, 2004 through February 28, 2007 and attached hereto;

3. All defined terms and definitions in the Agreement shall be the same in this amendment (the “2004 Fee Amendment”) except as specifically revised by this 2004 Fee Amendment; and

4. Except as specifically set forth in this 2004 Fee Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this 2004 Fee Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AMERICAN SELECT FUNDS	STATE STREET BANK AND TRUST COMPANY

By:	By:
Joseph L. Hooley Executive Vice President

Title:

SCHEDULE A

American AAdvantage Money Market Select Fund

American AAdvantage U. S. Government Money Market Select Fund

AMERICAN AADVANTAGE SELECT FUNDS	STATE STREET BANK AND TRUST COMPANY

By:	By:
Joseph L. Hooley Executive Vice President

Title:

SCHEDULE 2.1

FEES

Dated: March 1, 2004 through February 28, 2007 (“Fee Term”)

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Complex Fee

0-3 CUSIPS	$35,000.00
4-5 CUSIPS	$45,000.00
6-7 CUSIPS	$55,000.00
8-9 CUSIPS	$65,000.00

Annual Account Fees:

Open Account	$8.50/Account
Closed Account	$2.40/Account
Fiduciary Administration Fee*	$12.00/SSN
Regulatory/Compliance Fee	$.25/Account	**

*	Note: Paid by Shareholder

**	Note: The Fund agrees to pay the Bank a minimum fee of $200.00/month if per account fee total is less than $200.00/month.

Manual Activity Fees

New Account Set Up	$4.50/Each
Financial Transactions	$2.00/Each
Maintenance Transactions	$1.25/Each
Shareholder Telephone Calls	$3.50/Each
Letters to Shareholders	$3.50/Each

Other Fees

12b-1 eligible CUSIP	$240.00/Year
New CUSIP Implementation Fee	$1,650.00/Each
Short Term Trader Fee
Tracking Period
90 days or less	$.06/Year
91-180 days	$.12/Year
181-270 days	$.18/Year
271 days-1 year	$.24/Year
1 year –2 years	$.36/Year

Out-of-Pocket Expenses: Out-of-pocket expenses are billed as incurred and include, but are not limited to: costs associated with mileage calculations, mailing expenses (i.e., statements, checks, printing, postage, etc.), telecommunication expenses, equipment and software expenses (client-site only), programming expenses, microfiche, freight, bank charges, custom billing, and all other expenses incurred on the Fund’s behalf.

SCHEDULE 2.1

FEES

Dated: March 1, 2004 through February 28, 2007

(continued)

Cost-of-Living Adjustment: Following the Fee Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as provided in the Fee Term, the total fee for all services shall equal the fee that would be charged for the same services based on this a fee rate (as reflected in this Schedule 2.1) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Boston area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

AMERICAN AADVANTAGE SELECT FUNDS	STATE STREET BANK AND TRUST COMPANY

By:	By:
Joseph L. Hooley Executive Vice President

Title: